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                                                                     EXHIBIT 3.2

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                OF NETGEAR, INC.


                (Pursuant to Sections 242 and 245 of the General
                   Corporation Law of the State of Delaware)

        NETGEAR, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware on January 8, 1996 (the "Corporation"), certifies as follows:

        1. The Corporation's Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and sole stockholder by written consent in accordance with Sections 242 and 245 of the General Corporation Law.

        2. The Corporation's Certificate of Incorporation is amended and restated to read in full as follows:

        FIRST: The name of the Corporation is NETGEAR, Inc. (hereinafter sometimes referred to as the "Corporation").

        SECOND:The address of the registered office of the Corporation in the State of Delaware is 15 East North Street in the City of Dover, County of Kent. The name of the registered agent at that address is Incorporating Services, Ltd.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

        FOURTH:The total number of shares of all classes of stock which the Corporation shall have authority to issue is ninety three million seven hundred ninety four thousand nine hundred and four (93,794,904) shares consisting of: sixty million (60,000,000) shares of Common Stock, par value one-tenth of one cent ($.001) per share (the "Common Stock"); and thirty three million seven hundred ninety four thousand nine hundred and four (33,794,904) shares of Preferred Stock, par value one-tenth of one cent ($.001) per share (the "Preferred Stock").

        Upon the effective date of the filing of this Amended and Restated Certificate of Incorporation, every share of the Corporation's Common Stock then outstanding shall be converted into two (2) shares of the Corporation's Common Stock and every share of the Corporation's Preferred Stock then outstanding shall be converted into two (2) shares of the Corporation's Preferred Stock. Any numerical values or calculations set forth in this Amended and Restated Certificate of Incorporation reflect such conversions of the Corporation's capital stock and, accordingly, no further adjustment shall be made to such numbers as a result of such stock split.

A.      COMMON STOCK.

        1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of



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any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

        2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

               The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

        3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

        4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential and participation rights of any then outstanding Preferred Stock.

B.      PREFERRED STOCK.

        Thirty million (30,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series A Convertible Participating Preferred Stock" (the "Series A Preferred Stock") and three million seven hundred ninety four thousand nine hundred (3,794,900) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series B Convertible Participating Preferred Stock" (the "Series B Preferred Stock"), each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

        1. Dividends. The Corporation shall not declare or pay any cash dividends or other distributions on shares of Common Stock until the holders of the Series A Preferred Stock and Series B Preferred Stock then outstanding shall have first received, or simultaneously receive, a cash dividend on each outstanding share of Series A Preferred Stock and Series B Preferred Stock in an amount at least equal to the product of (i) the per share amount, if any, of the dividends or other distributions to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of whole shares of Common Stock into which such share of Series A Preferred Stock or Series B Preferred Stock is then convertible. Dividends, if paid, must be paid on, or, if declared and set apart for payment on, all outstanding series of Preferred Stock simultaneously, and, if less than the full dividends are paid on or declared and set apart on all outstanding series of Preferred Stock, the same percentage of the dividend rate on each outstanding series of Preferred Stock shall be paid or declared and set apart.



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        2. Liquidation, Dissolution or Winding Up; Certain Mergers,
Consolidations and Asset Sales.

               (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), or the closing or consummation of any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 50% by voting power of the capital stock of the surviving or acquiring corporation), or sale of all or substantially all the stock or assets of the Corporation (a "Sale of the Corporation")(a Liquidation or Sale of the Corporation being called herein a "Liquidation Event"), the holders of shares of Series A Preferred Stock and Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets and funds of the Corporation available for distribution to its stockholders, but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock or Series B Preferred Stock (such Common Stock and other stock being collectively referred to as "Junior Stock") by reason of their ownership thereof, an amount equal to $3.95 per share of Series A Preferred Stock or $3.95 per share of Series B Preferred Stock (in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared but unpaid thereon. If upon any such Liquidation Event the assets and funds of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and Series B Preferred Stock the full amount to which they shall be entitled pursuant to the previous sentence, the holders of shares of Series A Preferred Stock and Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock and Series B Preferred Stock shall share ratably in any distribution of the assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock and Series B Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series A Preferred Stock and Series B Preferred Stock upon a Liquidation Event, the remaining assets and funds of the Corporation available for distribution to its stockholders (the "Remaining Assets") shall be distributed among the holders of shares of Series A Preferred Stock and Series B Preferred Stock, Common Stock and any other class or series of stock entitled to participate in liquidation distributions with the holders of Common Stock, pro rata based on the number of shares of Common Stock held by each (as if conversion into Common Stock of all such shares had occurred).

        3. Voting.

               (a) Each holder of outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock and Series B Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the

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provisions of this Section 3 or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock and Series B Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

               (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization of any shares of capital stock with preference or priority over the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series A Preferred Stock, and the authorization of any shares of capital stock on a parity with Series A Preferred Stock, including additional shares of Series A Preferred Stock or Series B Preferred Stock, as to the right to receive either dividends or amounts distributable upon a Liquidation shall also be deemed to affect adversely the Series A Preferred Stock.

               (c) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series B Preferred Stock so as to affect adversely the Series B Preferred Stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization of any shares of capital stock with preference or priority over the Series B Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series B Preferred Stock, and the authorization of any shares of capital stock on a parity with Series B Preferred Stock, including additional shares of Series A Preferred Stock or Series B Preferred Stock, as to the right to receive either dividends or amounts distributable upon a Liquidation shall also be deemed to affect adversely the Series B Preferred Stock.

               (d) In addition to any other rights provided by law, so long as at least fifty percent (50%) of the original number of shares of Series A Preferred Stock shall be outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than two-thirds of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

                    (i) pay or declare any dividend or distribution on any shares of its Common Stock, provided, however, that such provision shall not apply to the repurchase of shares of Common Stock or Preferred Stock issued to employees, officers, directors or consultants pursuant to agreements or plans under which the Corporation has the option to repurchase shares upon the occurrence of certain events such as the termination of employment;

                    (ii) a Sale of the Corporation in which the gross valuation or proceeds to the stockholders of the Corporation is less than $300,000,000 proceeds in the aggregate;

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                    (iii) Liquidate, dissolve or wind up the Corporation;

                    (iv) acquire (in any one transaction or a series of related transactions) all or a portion of the properties, assets or capital stock of any other corporation or entity for consideration greater than $10,000,000; or

                    (v) incur indebtedness for borrowed funds in excess of $2,000,000 in aggregate principal amount at any time outstanding.

               (e) In addition to any other rights provided by law, so long as at least fifty percent (50%) of the original number of shares of Series B Preferred Stock shall be outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than two-thirds of the then outstanding shares of Series B Preferred Stock, voting as a separate class:

                    (i) pay or declare any dividend or distribution on any shares of its Common Stock, provided, however, that such provision shall not apply to the repurchase of shares of Common Stock or Preferred Stock issued to employees, officers, directors or consultants pursuant to agreements or plans under which the Corporation has the option to repurchase shares upon the occurrence of certain events such as the termination of employment;

                    (ii) a Sale of the Corporation in which the gross valuation or proceeds to the stockholders of the Corporation is less than $300,000,000 proceeds in the aggregate;

                    (iii) Liquidate, dissolve or wind up the Corporation;

                    (iv) acquire (in any one transaction or a series of related transactions) all or a portion of the properties, assets or capital stock of any other corporation or entity for consideration greater than $10,000,000; or

                    (v) incur indebtedness for borrowed funds in excess of $2,000,000 in aggregate principal amount at any time outstanding.

        4. Optional Conversion. The holders of the Series A Preferred Stock and Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $3.95 by the Series A Conversion Price (as defined below) in effect at the time of conversion. The "Series A Conversion Price" shall initially be $3.95. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock and Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by

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dividing $3.95 by the Series B Conversion Price (as defined below) in effect at the time of conversion. The "Series B Conversion Price" shall initially be $3.95. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

               (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock or Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price or Series B Conversion Price.

               (c) Mechanics of Conversion.

                    (i) In order for a holder of Series A Preferred Stock or Series B Preferred Stock to convert shares of Series A Preferred Stock or Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock or Series B Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock and Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock or Series B Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock or Series B Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                    (ii) The Corporation shall at all times when the Series A Preferred Stock or Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series A Preferred Stock or Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock or Series B Preferred Stock. Before taking any action which would cause an adjustment reducing the Series A Conversion Price or Series B Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock or Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price or Series B Conversion Price.

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                    (iii) Upon any such conversion, no adjustment to the Series
A Conversion Price or Series B Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock or Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion, provided, however, that dividends shall be promptly paid pursuant to subparagraph (iv) below to the holders surrendering such shares for conversion.

                    (iv) All shares of Series A Preferred Stock or Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock or Series B Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock or Series B Preferred Stock accordingly.

                    (v) The Corporation shall pay any and all issue, stamp and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock or Series B Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock or Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

               (d) Adjustments to Series A Conversion Price and Series B Conversion Price for Diluting Issues:

                    (i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:

                         (A) "Option" shall mean rights, options or warrants to
subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                         (B) "Series B Original Issue Date" shall mean the date
on which a share of Series B Preferred Stock was first issued.

                         (C) "Convertible Securities" shall mean any evidences
of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

                         (D) "Additional Shares of Common Stock" shall mean all
shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than:

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                              (I) shares of Common Stock issued or issuable upon
conversion or exchange of any Convertible Securities or exercise of any Options outstanding on the Series B Original Issue Date;

                              (II) shares of Common Stock issued or issuable as
a dividend or distribution on Series A Preferred Stock or Series B Preferred Stock;

                              (III) shares of Common Stock issued or issuable by
reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

                              (IV) shares of Common Stock (or Options with
respect thereto) issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to a plan or arrangement approved by a majority of the Board of Directors of the Corporation;

                              (V) shares of Common Stock issued in connection
with any business combinations, debt or equipment financings approved by a majority of the Board of Directors of the Corporation; or

                              (VI) securities issued solely in consideration for
the acquisition (whether by merger or otherwise) by the Corporation of all or substantially all of the stock or assets of any other entity in a transaction approved by a majority of the Board of Directors of the Corporation.

                         (ii) No Adjustment of Series A Conversion Price or
Series B Conversion Price. No adjustment in the number of shares of Common Stock into which the Series A Preferred Stock or Series B Preferred Stock is convertible shall be made, by adjustment in the applicable Series A Conversion Price or Series B Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Series A Conversion Price or Series B Conversion Price in effect immediately prior to the issue of such Additional Shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

                         (iii) Issue of Securities Deemed Issue of Additional
Shares of Common Stock.

        If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options (excluding Options covered by Subsection 4(d)(i)(D)(IV) above) or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the

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conversion or exchange of such Convertible Securities, shall be deemed to be
Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Series A Conversion Price or Series B Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                         (A) No further adjustment in the Series A Conversion
Price or Series B Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                         (B) If such Options or Convertible Securities by their
terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, then upon the exercise, conversion or exchange thereof, the Series A Conversion Price or Series B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                         (C) Upon the expiration or termination of any such
unexercised Option, the Series A Conversion Price or Series B Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Series A Conversion Price or Series B Conversion Price;

                         (D) In the event of any change in the number of shares
of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series A Conversion Price or Series B Conversion Price then in effect shall forthwith be readjusted to such Series A Conversion Price or Series B Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised, converted or exchanged prior to such change been made upon the basis of such change; and

                         (E) No readjustment pursuant to clause (B) or (D) above
shall have the effect of increasing the Series A Conversion Price or Series B Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price or Series B Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price or Series B Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

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        In the event the Corporation, after the Series B Original Issue Date, amends the terms of any such Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Series B Original Issue Date or were issued after the Series B Original Issue Date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Series B Original Issue Date and the provisions of this Subsection 4(d)(iii) shall apply.

                    (iv) Adjustment of Series A Conversion Price or Series B Conversion Price Upon Issuance of Additional Shares of Common Stock.

        In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration (in such case, for purposes of the calculation below, such consideration shall be deemed the par value of the Common Stock) or for a consideration per share less than the applicable Series A Conversion Price or Series B Conversion Price in effect immediately prior to such issue, then and in such event, such Series A Conversion Price or Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price or Series B Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price or Series B Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon exercise, conversion of exchange of such outstanding Options and Convertible Securities shall not give effect to any adjustments to the exercise, conversion or exchange price or exercise, conversion or exchange rate of such Options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

                    (v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (A) Cash and Property. Such consideration shall:

                              (I) insofar as it consists of cash, be computed at
the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest and underwriters' discounts and commissions;

                              (II) insofar as it consists of property other than
cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

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                              (III) in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                         (B) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                              (x) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                              (y) the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price or Series B Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price or Series B Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Series B Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series A Conversion Price or Series B Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price or Series B Conversion Price then in effect by a fraction:

                        (1) the numerator of which shall be the total number of
                shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                        (2) the denominator of which shall be the total number
                of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price or Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price or Series B Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock and Series B Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock or Series B Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock or Series B Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

               (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property (other than cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the holders of the Series A Preferred Stock or Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series A Preferred Stock or Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series A Preferred Stock or Series B Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock or Series B Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series A Preferred Stock or Series B Preferred Stock had been converted into Common Stock on the date of such event.

               (h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2, if there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, consolidation or merger, each share of Series A Preferred Stock or Series B Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock or Series B Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock or Series B Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price or Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock or Series B Preferred Stock.

               (i) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock or Series B Preferred Stock against impairment.

               (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price or Series B Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock or Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price or Series B Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock or Series B Preferred Stock.

               (k) Notice of Record Date. In the event:

                    (i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock or Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

                    (ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Sale of the Corporation;

                    (iii) of the voluntary or involuntary Liquidation of the Corporation; or

                    (iv) that the Corporation subdivides or combines its outstanding shares of Common Stock,

then, and in each such case, the Corporation will mail or cause to be mailed to the holders of the Series A Preferred Stock or Series B Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, Sale of the Corporation or Liquidation is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock or Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, Sale of the Corporation or Liquidation. Such notice shall be mailed at least 10 days prior to the record date or effective date for the event specified in such notice.

        5. Mandatory Conversion.

               (a) Upon the closing (the "Mandatory Conversion Date") of the sale of shares of Common Stock in a firm commitment underwriting, in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25,000,000 of gross proceeds to the Corporation at a valuation as herein determined of the Corporation of $300,000,000 (a "Qualified Initial Public Offering"), then:

                    (i) all outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Series A Conversion Price or Series B Conversion Price as the case may be; and

                    (ii) the number of authorized shares of Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock that had been designated as Series A Preferred Stock and Series B Preferred Stock, and all provisions included under the caption "Preferred Stock", and all references to the Series A Preferred Stock and Series B Preferred Stock, shall be deleted and shall be of no further force or effect, except that all accrued and unpaid dividends on the Series A Preferred Stock and Series B Preferred Stock shall become immediately payable by the Corporation to the holders of such shares outstanding immediately prior to such Mandatory Conversion.

        For purposes of this Section 5(a) the valuation of the Corporation shall be determined by multiplying the number of shares of Common Stock outstanding as of the closing of the public offering (including the shares of Common Stock issuable upon conversion of the Preferred Stock) by the per share price at which shares are sold to the public in such public offering.

               (b) All holders of record of shares of Series A Preferred Stock or Series B Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Preferred Stock and Series B Preferred Stock pursuant to this
Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock or Series B

Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series A Preferred Stock and Series B Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Series A Preferred Stock or Series B Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Preferred Stock and Series B Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock and Series B Preferred Stock have been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock and Series B Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

               (c) All certificates evidencing shares of Series A Preferred Stock or Series B Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock or Series B Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series A Preferred Stock or Series B Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock or Series B Preferred Stock accordingly.

               (d) The Corporation shall pay any and all issue, stamp and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock or Series B Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock or Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

        6. Waiver. Except with respect to the voting provisions set forth herein, any of the rights of the holders of Series A Preferred Stock or Series B Preferred Stock set forth herein may be waived upon the written consent of the holders of more than 50% of the shares of Series A Preferred Stock or, with the written consent of the holders of more than 50% of the shares of Series B Preferred Stock then outstanding, as the case may be; provided, however, that no waiver pursuant to this Section 6 shall be valid without the written consent of the holders of less than all the shares of Series A Preferred Stock then outstanding, or without the written consent of the holders of less than all the shares of Series B Preferred Stock then outstanding, unless such waiver affects all the shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, then outstanding in the same fashion.

        FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the By-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

        B. The directors of the Corporation need not be elected by written ballot unless the By-laws so provide.

        C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

        D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the Board for adoption), the Chairman of the Board of Directors, the President and Chief Executive Officer or the holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting.

        SIXTH:

        A. The number of directors shall initially be seven (7) and thereafter shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by the holders of a majority of the voting power of all of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting as separate classes. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

        B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

        SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal By-laws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the By-laws of the Corporation. Any adoption, amendment or repeal of By-laws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

        EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

        If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

        NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least ninety one percent (91%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Article FOURTH, Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH, provided, however, that the affirmative vote of the holders of at least fifty one percent (51%) of the voting power of all of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, shall be required to authorize any shares of capital stock with preference or priority less than the Series A Preferred Stock or Series B Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation.

        (Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate to be signed by a duly authorized officer on this __ day of September, 2000.


                                        NETGEAR, INC.

                                        By:
                                           -------------------------------------
                                           Patrick Lo
                                           President and Chief Executive Officer